Exhibit 10.5

RESTRICTED STOCK AWARD

Award Number:

Award Date	Number of Shares	Final Vesting Date

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the award date specified above (the “Award Date”) granted to

«Name»

(“Participant”) an award (the “Award”) of that number of shares (the “Shares”) of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), indicated above in the box labeled “Number of Shares,” subject to certain restrictions and on the terms and conditions contained in this Award and the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (the “Plan”).

The Participant acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Committee to administer the Plan, the Company intranet web pages or otherwise, any information concerning the Company, this Award, the Plan, pursuant to which the Company granted this Award, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1. Rights of the Participant with Respect to the Shares. With respect to the Shares, on and after the Award Date and until the date or dates on which the Shares vest and the restrictions with respect to the Shares lapse in accordance with Section 2, 3 or 4, Participant shall have all of the rights of a shareholder of the Common Stock, including the right to vote the Shares and the right to receive dividends thereon, unless and until the Shares are forfeited pursuant to Section 4 or 8. The rights of Participant with respect to the Shares shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Shares lapse, in accordance with

Section 2, 3 or 4. Subject to the restrictions and terms of this Award, after the Shares vest pursuant to Section 2, 3 or 4, Participant shall have all of the rights of a shareholder of the Common Stock with respect to the Shares (including, without limitation, the right to vote the Shares and to receive cash dividends).

2. Vesting. Subject to the terms and conditions of this Award, [            %] of the Shares shall vest, and the restrictions with respect to the Shares shall lapse, on                      if Participant remains continuously employed by the Company or any Affiliate until the respective vesting dates.

3. Early Vesting Upon Change in Control. Notwithstanding the other vesting provisions contained in Section 2 and Section 4, but subject to the other terms and conditions set forth herein, all of the Shares shall become immediately and unconditionally vested, and the restrictions with respect to such Shares shall lapse, if, on or within two years after the effective date of a Change in Control, the Participant ceases to be an employee of the Company or any Affiliate as a result of a termination of employment (i) by the Participant for Good Reason, (ii) by the Company or any Affiliate without Cause, (iii) at a time when Participant is eligible for Retirement (as defined below), (iv) due to Participant’s failure to return to work as the result of a long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability insurance program applicable to Participant (“Disability”), or (v) in the circumstances described in Section 4(c). For purposes of this Award:

(a) “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger or other event must also constitute either (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).

(b) “Cause” shall mean Participant’s (a) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, as may be amended from time to time, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Participant’s employment, or (e) material breach of any employment agreement between Participant and the Company or any Affiliate, if any. The Company will, within 90 days of discovery of the conduct, give Participant written notice specifying the conduct constituting Cause in reasonable detail and Participant will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 90 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

(c) “Good Reason” shall mean the occurrence of any of the following without Participant’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control:

(i)	any reduction in Participant’s base salary or a significant reduction in Participant’s total compensation;

(ii)	a reduction in Participant’s annual or long-term incentive opportunities;

(iii)	a diminution in Participant’s duties, responsibilities or authority;

(iv)	a significant diminution in the budget over which the Participant retains authority;

(v)	a change in Participant’s reporting relationship; or

(vi)	a relocation of more than 25 miles from Participant’s primary office location.

Participant will, within 90 days of discovery of such circumstances, give the Company written notice specifying the circumstances constituting Good Reason in reasonable detail; provided however that this notice period shall be shortened or waived to the extent necessary if compliance with the notice period would cause the termination for Good Reason to occur following the second anniversary of the effective date of the Change in Control. Except as contemplated by the preceding sentence, in any instance where Participant may have grounds for Good Reason, failure by Participant to provide written notice of the grounds for Good Reason within 90 days of discovery shall be a waiver of Participant’s right to assert the subject circumstance as a basis for termination for Good Reason.

(d) “Separation from Service” shall mean when Participant dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

4. Forfeiture or Early Vesting Upon Termination of Employment.

(a) Termination of Employment Generally. Except as expressly provided in Section 3 or this Section 4, if, prior to vesting of the Shares pursuant to Section 2, Participant ceases to be an employee of the Company or any Affiliate for any reason (voluntary or involuntary), and does not continue after such cessation of service to be either an employee of the Company or any Affiliate, then Participant’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited on the date of termination.

(b) Death. If Participant dies while employed by the Company or any Affiliate, then all unvested Shares shall become immediately vested, and the restrictions with respect to all of the Shares shall lapse, as of the date of such death.

(c) Severance. If Participant’s employment with the Company or any Affiliate terminates at a time when Participant is not eligible for Retirement (and other than due to Participant’s death or Disability) and, in the circumstances, Participant is entitled to severance or separation pay, the then-unvested Shares shall become immediately vested, and the restrictions with respect to such Shares shall lapse, as of the date of such termination with respect to any of such Shares that would have vested pursuant to Section 2 during the Acceleration Period (as determined under the following provisions of this Section 4(c)) had Participant’s employment not terminated, subject in each case to the provisions set out in the section entitled “Forfeiture of Shares” below. If Participant is entitled to severance under the Company’s severance pay plan as in effect on the date hereof, the Acceleration Period shall be the period of such severance that Participant is eligible to receive. If Participant is entitled to severance under an employment agreement entered into with the Company, the Acceleration Period shall be the period of such severance that Participant would be entitled to receive under that agreement as of the date hereof. If Participant is entitled to separation pay other than under the Company’s severance pay plan or an employment agreement, the Acceleration Period shall be the lesser of the period (i) Participant would have received payments under the severance pay plan as in effect on the date hereof, had Participant been eligible for such payments or (ii) of separation pay. In any case, should Participant’s severance or separation pay be paid in a lump sum versus bi-weekly payments, the Acceleration Period shall be for the period of time in which severance or separation pay would have been paid had it been paid bi-weekly. For avoidance of doubt, any Shares that are unvested on the date of termination of Participant’s employment and do not vest after giving effect to the foregoing provisions of this Section 4(c) shall be forfeited.

(d) Retirement or Long-Term Disability. If Participant ceases to be an employee of the Company or any Affiliate and either (i) Participant is eligible for Retirement at the time of such termination of employment or (ii) Participant’s employment terminates due to Participant’s Disability, then all unvested Shares shall become immediately vested, and the restrictions with respect to all of the Shares shall lapse, as of the date of such termination of employment, subject to the provisions set out in the section entitled “Forfeiture of Shares” below.

(e) For purposes of this Award, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or Disability or (ii) Cause.

(f) For purposes of this Award, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate, and shall [not] include employment with a company acquired by the Company or any Affiliate before the date of such acquisition.

5. Restriction on Transfer. Participant may not transfer the unvested Shares except by will or by the laws of descent and distribution, or pursuant to a domestic relations order as described in the Code or Title I of the Employee Retirement Income Security Act (or the rules promulgated thereunder). Any attempt to otherwise transfer the Shares shall be void.

6. Special Restriction on Transfer for Certain Participants. If Participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that Shares vest and the Company has theretofore communicated Participant’s status as a Section 16 Officer to Participant, the following special transfer restrictions apply to Participant’s Award. One-third (1/3) of the net number of any Shares that vest pursuant to Section 2, 3 or 4 at a time when Participant is a Section 16 Officer (including any shares of Common Stock or other securities into which such Shares may be converted or exchanged as a result of any adjustment made pursuant to this Award or Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the applicable vesting date. For purposes of this Award, the “net number of any Shares that vest” shall mean the number of Shares becoming vested after reduction for any shares of Common Stock withheld by or tendered to the Company, or sold on the market, to cover any federal, state, local or other payroll, withholding, income or other applicable tax withholding required in connection with the vesting of Shares. The restrictions of this Section 6 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.

7. Restrictive Covenants. In consideration of the terms of this Award and the Company’s sharing of Confidential Information with the Participant, Participant agrees to the Restrictive Covenants set forth below. For purposes of the Restrictive Covenants, the “Company” means UnitedHealth Group Incorporated and all of its subsidiaries and other affiliates.

(a) Confidential Information. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and databases, analytical models, customer lists and information, and supplier and vendor lists and other information which is not generally available to the public. Participant agrees not to disclose or use Confidential Information, either during or after Participant’s employment with the Company, except as necessary to perform Participant’s duties or as the Company may consent in writing.

(b) Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment for any reason whatsoever, or (ii) the last scheduled vesting date under Section 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Solicit or conduct business with any business competitive with the Company from any person or entity: (A) who was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact regarding the Company’s activity, products or services, or for whom Participant provided services or supervised employees who provided those services, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity, or (B) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity;

(ii)	Raid, hire, employ, recruit or solicit any Company employee or consultant who possesses Confidential Information of the Company to leave the Company;

(iii)	Induce or influence any Company employee, consultant, or provider who possesses Confidential Information of the Company to terminate his, her or its employment or other relationship with the Company; or

(iv)	Assist anyone in any of the activities listed above.

(c) Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment for any reason whatsoever or (ii) the last scheduled vesting date under Section 4, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Engage in or participate in any activity that competes, directly or indirectly, with any Company activity, product or service that

Participant engaged in, participated in, or had Confidential Information about during Participant’s last 36 months of employment with the Company; or

(ii)	Assist anyone in any of the activities listed above.

Notwithstanding the foregoing, this Section 7(c) will apply to the extent permissible under the ABA Model Rules of Professional Conduct’s provisions regarding restrictions on the right to practice law or any applicable state counterpart.

(d) Because the Company’s business competes on a nationwide basis, the Participant’s obligations under this “Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.

(e) To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein.

By accepting this Award, Participant agrees that the provisions of this Restrictive Covenants section are reasonable and necessary to protect the legitimate interests of the Company.

8. Forfeiture of Shares. This section sets forth circumstances under which Participant shall forfeit all or a portion of the Shares, or be required to repay the Company for the value realized in respect of all or a portion of the Shares.

(a) Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants set forth in Section 7, then any unvested Shares shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any Shares that vested on or within one year prior to Participant’s termination of employment with the Company or any Affiliate, Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the aggregate Fair Market Value of such Shares on the date the Shares became vested.

(b) Fraud. If the Board determines that Participant has engaged in fraud that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, then any unvested Shares shall be immediately and irrevocably forfeited without any payment therefor. In addition, for any Shares that became vested during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements, Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the aggregate Fair Market Value of such Shares on the date the Shares became vested.

(c) In General. This section does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. As the forfeiture and repayment provisions are not adequate remedies at law, the Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Shares to the Participant. By receiving the grant of Shares hereunder, Participant agrees that the Company may deduct from any amounts it owes Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this section and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

9. Issuance of Shares.

(a) Effective as of the Award Date, the Company shall cause the Shares to be issued to Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be. The Shares shall be subject to an appropriate stop-transfer order.

(b) After any of the Shares vest pursuant to Section 2, 3 or 4 and following payment of the applicable withholding taxes pursuant to Section 11, the Company promptly shall cause the stop-transfer order to be removed with respect to such vested Shares.

10. Adjustments to Shares.

(a) In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Shares), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of securities subject to the Award

(b) Any additional shares of Common Stock, any other securities of the Company and any other property (except for cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary.

(c) Any cash dividends or other cash distributions payable with respect to the Shares shall be distributed at the same time cash dividends or other cash distributions are distributed to shareholders of the Company generally.

11. Tax Matters.

(a) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) On each applicable vesting date, Participant will be deemed to have elected to satisfy Participant’s minimum required federal, state, and local payroll, withholding, income or other tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares, by having the Company withhold or reacquire a portion of the Shares that vested on such date having a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations.

12. Miscellaneous.

(a) This Award does not confer on Participant any right to continued employment or any other relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate Participant at any time. Participant’s employment with the Company is at will.

(b) Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(c) The Company shall not be required to deliver any Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration statement of the Shares under federal and state securities laws).

(d) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(e) If a court or arbitrator decides that any provision of this Award is invalid or overbroad, Participant agrees that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Award should be unaffected.

(f) Participant agrees that (i) legal remedies (money damages) for any breach of the Restrictive Covenants in Section 7 will be inadequate, (ii) the Company will suffer immediate and irreparable harm from any such breach, and (iii) the Company will be entitled to injunctive relief from a court in addition to any legal remedies the Company may seek in arbitration.

(g) The Restrictive Covenants in this Award and the provisions regarding the forfeiture of Shares in this Award shall survive forfeiture of the Shares.

(h) The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of laws principles).

(i) It is intended that this Award and any amounts payable under this Award shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant.